SPOUSE AND CHILDREN TERM LIFE INSURANCE PROVISION (RIDER)

               DECREASING TERM ON SPOUSE - LEVEL TERM ON CHILDREN

This Provision and the application for it are made a part of the contract to which they are attached. All provisions of the basic contract not inconsistent with this Provision apply to it.

DEFINITIONS:

     1.   "Insured" means the Insured under the basic contract.

     2. "Spouse" means the person shown as Spouse in the application for this Provision. 3. "Covered Child" mean:

          a. child, stepchild or legally adopted child of the Insured shown in the application for this Provision who is under 18 years of age and on whose life insurance was approved; or

          b. any child, stepchild or legally adopted child who is under 18 years of age born to or acquired by the Insured during marriage to the Spouse and their joint lifetime while this provision is in effect.

BENEFITS:

If the Spouse or any Covered Child under this Provision dies:

     1.   while the basic contract and this Provision are in effect; or

     2. after the death of the Insured and payment of the death benefit of the basic contract but while this Provision is in effect; and

     3. prior to the anniversary of the Contract Date on which the Insured's age is, or would have been, 65; and

     4.   as to any covered child:

          a.   after the fifteenth day following his or her date of birth; but

          b.   before his or her twenty-fifth birthday;

we will pay to the Beneficiary the death benefit provided on the life of that person.

The death benefits provided by this Provision are:

     1. Spouse - The amount of insurance on the life of the Spouse is the amount shown below for his or her age at death, time the number of Units of this Provision shown in the CONTRACT SUMMARY.

           AGE OF SPOUSE                        AMOUNT PER UNIT

                THRU 35                                  $1,000
                     36                                     960
                     37                                     920
                     38                                     880
                     39                                     840
                     40                                     800
                     41                                     760
                     42                                     720
                     43                                     680
                     44                                     640
                     45                                     600
                     46                                     560
                     47                                     520
                     48                                     480
                     49                                     440
                     50                                     400
                     51                                     360
                     52                                     320
                     53                                     280


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                     54                                     240
                     55  and over                           200

     2. Each Covered Child - The amount of insurance on the life of each Covered Child is $200.00 times the number of Units of this Provision shown in the CONTRACT SUMMARY.

If the Insured or Spouse commits suicide within two years of the Date of Issue of this Provision, the amount payable will be limited by the "Suicide" provision of this Provision. If the Insured's sex or date of the birth was misstated in the application, the death benefit on the death of the Spouse will be what the additional charge paid for this Provision would have purchased at the correct sex and age. If the Spouse's date of birth was misstated in the application, the death benefit on the death of the Spouse will be the amount per Unit payable at the correct age. Our right to contest payment of any death benefit is limited by the "Contest" provision of this Provision.

BENEFICIARY:

Unless otherwise stated in the application, the amount of insurance on the life of:

     1.   the Spouse is payable to:

          a.   the Insured, if living; otherwise

          b. the children of the Insured in equal shares and to the survivors or survivor of them; or

          c. if no child is living, the executors or administrators of the Spouse;

     2.   each Covered Child is payable to:

          a.   the Insured, if living; otherwise b. the Spouse, if living; or

          c. if the Spouse is not living, the executors or administrators of the covered Child.

After the Insured's death, you may not change the beneficiary designation.

CONSIDERATION:

This Provision is issued in consideration of:

     1.   the application for it; and

     2.   the payment of the additional charge shown on the CONTRACT SUMMARY.

The additional charge for this Provision is payable under the same conditions as the monthly Deduction Amount for the basic contract. Whenever monthly Deduction Amount is waived under the basic contract under a provision for Waiver of monthly Deduction Amount in the event of total disability, the charge will be waived for this Provision. The additional charge for this Provision is not payable following:

     1.   its termination; or

     2.   the prior death of the Insured or Spouse.

CONTEST:

After this Provision has been in effect during the lifetime of the Insured or Spouse for two years from its Date of Issue, we will not use material misstatements made in the application to contest this Provision. We will not contest insurance coverage on the life of any Covered Child after Date of Issue of this Provision.

SUICIDE:

If the Insured or Spouse commits suicide, while sane or insane, within two years from the Date of Issue of this Provision:

     1. the amount payable will be limited to the additional charge paid for this Provision; and

     2. we will have no other obligations under this Provision except as stated in its Conversion Option.
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DATE OF ISSUE:

The Date of Issue of this Provision is the same as that for the basic contract unless otherwise shown on the CONTRACT SUMMARY.

CONTINUANCE OF INSURANCE IN EVENT OF DEATH OF INSURED OR SPOUSE:

We will continue any insurance on the life of the Spouse or any Covered Child:

     1.   for the period stated above; and

     2.   without any further additional charge;

     if we receive proof of death of:

     1.   the Insured during the lifetime of the Spouse; or

     2. the Spouse during the lifetime of the Insured; while the basic contract and this Provision are in effect.

The above paid-up term insurance may be surrendered for cash:

     1.   on written request of the owner; and

     2.   by return of this Provision.

If you are the Insured, the Spouse, if living, will be the owner of the paid-up term insurance.

The value of the paid-up term insurance will be equal to the then present value of future death benefits calculated:

     1. on the basis of the Commissioner's 1980 Standard Ordinary Mortality Table with interest at the assured Cash Value interest rate for the basic contract; and

     2. on the assumption that the death benefits are payable at the end of the contract year of death; and

     will take into account that the Provision is issued on the basis of age last birthday.

If the paid-up term insurance is surrendered within 30 days following the end of any contract year, the value will be at least equal to the value at the end of that contract year. We will furnish values on request. If, after payment of the first monthly Deduction Amount under the basic contract and the additional charge for this Provision, any subsequent monthly Deduction Amount is not paid when we receive proof of death of the Insured or Spouse, we will allow this benefit only if the death occurred before the end of the Late Period following the due date of the first monthly Deduction Amount not paid. If the death of the Insured or Spouse occurs during the Late Period, we will deduct the monthly Deduction Amount then due from the death benefit payable.

CONVERSION OPTION:

Insurance under this Provision may be converted if:

     1. The person on whose life insurance is to be converted elects in writing; and

     2. All past due monthly Deduction Amounts including the additional charges for this Provision have been paid; and

     3. The insurance provided by this Provision on the life of the person converting has:

          a.   Continued for its full term as provided in this Provision; or

          b.   Terminated due to the suicide of the Insured or Spouse.

Insurance under this Provision may be converted:

     1.   within 31 days after termination;

     2.   without evidence of insurability;

     3.   into any Life or Endowment Contract except:

          a.   Term and limited use forms; or
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          b.   Preferred risk forms; and

     4. then only if we are then issuing the contract selected: a. for the amount of insurance requested; and b. at the person's attained age.

We will issue the contract to which conversion is made as provided below.

     1.   The amount of insurance may be:

          a. On the life of the Spouse, an amount equal to $200.00 per Unit which was in effect at the time of termination;

          b. On the life of each Covered Child included, an amount equal to $1,000.00 per Unit of this Provision which was in effect at the time of termination of insurance on the life of that Covered Child.

     2. The contract will be on the same risk classification as that on which this Provision is issued.

     3.   The Contract Date will be the date on which conversion is made.

     4. The premium or other consideration will be at the attained age of the person on whose life the new contract is issued, according to the table we are using then.

     5. We may refuse to issue any contract with a Provision for waiver of consideration in event of total disability. A provision for waiver of consideration in the contract to which this Provision is attached will not apply to consideration for any contract to which conversion is made.

If any person entitled to convert any insurance under this Provision dies:

     1.   during the 31-day period allowed for conversion, and

     2. before payment of the initial consideration on the contract to which conversion is made;

     we will pay an amount equal to the amount of insurance which terminated on that person's life in the same manner the amount would have been payable prior to termination.

TERMINATION:

This Provision will terminate, except as provided in the late period section of the Cash Values provision, on the earliest of:

     1. The date on which there is not enough Cash Surrender Value to pay the monthly Deduction Amount including the additional charge for this Provision; or

     2.   The termination of benefits under the basic contract; or

     3. On any periodic Deduction Day at your written request for termination and the return of this Provision; or

     4.   The Maturity Date of the basic contract.

     5.   As to any Covered Child, the child's 25th birthday; or

     6. The anniversary of the Contract Date on which the Insured's age is, or would have been, 65.

                                                 THE TRAVELERS INSURANCE COMPANY


                                                          Secretary, FSD